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                                                                    EXHIBIT 99.4

                       RIGHT OF FIRST REFUSAL AGREEMENT


     THIS RIGHT OF FIRST REFUSAL AGREEMENT (this "AGREEMENT") is made as of this _______ day of March, 1997, by and among Bank of America NT & SA, doing business as Seafirst Bank ("SEAFIRST"), and Brazos, Inc., a Texas corporation ("BRAZOS").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, on the date hereof, the Plan and Agreement of Merger dated November 13, 1996, as amended (the "MERGER AGREEMENT"), between Sun Sportswear, Inc., a Washington corporation, and BSI Holdings, Inc., a Delaware corporation and the parent corporation of Brazos, was consummated;

     WHEREAS, pursuant to the Merger Agreement, Brazos has issued to Seafirst that certain Convertible Subordinated Promissory Note (the "NOTE") as part of the consideration in connection with the Merger Agreement; and

     WHEREAS, the parties hereto desire to set forth their agreement regarding Seafirst's obligation to offer the Note to Brazos prior to transferring the Note to any other party.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the parties hereto hereby agree as follows:

     1.   RIGHT OF FIRST REFUSAL.

          (a) If Seafirst receives a bona fide third-party offer to purchase the Note, Seafirst shall promptly send written notice thereof (the "NOTICE") to Brazos at the address set forth on the signature page hereof. The Notice shall constitute an offer to sell the Note or any part thereof to Brazos on the terms set out in the Notice (which shall be the same as the third-party offer). Brazos shall have an exclusive option, but not the obligation, to purchase the Note at the offering price and on the terms described in the Notice. Brazos may exercise its option to purchase the Note by (a) delivering to Seafirst written notice of Brazos' election to accept the offer set out in the Notice, and (b) consummating such purchase, in each case within 15 days after the date Brazos receives the Notice.

          (b) If any consideration to be paid under terms set out in the Notice is other than cash (or other immediately available funds), Brazos may substitute therefore cash (or other immediately available funds) equal to the then fair market value of such non-cash consideration. If the fair market value of any such non-cash consideration is not readily ascertainable and Seafirst and Brazos cannot agree as to its value, Seafirst may (at its cost and expense) engage a mutually agreed upon third party appraiser or investment banker to determine the fair market value of such non-cash consideration. Brazos agrees to be bound by such determination, provided that, after such determination is made, Brazos may purchase the Note for cash (or other immediately available funds) in an amount equal to
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     the lesser of (i) the amount of the offer set out in the Notice (including the fair market value of the non-cash consideration) and (ii) the outstanding principal balance of the Note plus all accrued and unpaid interest.

          (c) If and to the extent that Brazos does not timely notify Seafirst of its election to purchase the Note on the terms set forth in the Notice, then the offer by Seafirst to Brazos to the extent not timely accepted shall lapse. Upon the lapse, Seafirst shall, for a period of 60 days after the lapse, be free to transfer the Note to the third-party offeror described in the Notice in accordance with the terms of the bona fide offer set out in the Notice, but after such 60-day period, the restrictions of this Agreement shall again apply.

          (d) Brazos may assign its option to purchase the Note under this Agreement to an affiliate of Brazos. However, if Brazos' election to purchase the Note (or its exercise of that option) requires the consent of the agent or lenders under that certain Second Amended and Restated Loan and Security Agreement dated as of August 9, 1996, by and among Brazos, Fleet Capital Corporation, as agent, and the lenders party thereto from time to time, then Brazos shall obtain such consent prior to consummating the purchase of the Note (and within the 15 day period immediately following its receipt of the Notice).

     2. TERMINATION. This Agreement shall terminate upon the first to occur of (1) payment in full of the Note or (2) the transfer of the Note by Seafirst, which transfer has been made in accordance with this Agreement.

     3. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all previous agreements by and among the parties hereto relating to the subject matter hereof. This Agreement may be amended at any time by a written instrument executed by all of the parties hereto.

     4. BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, their and respective successors and assigns.

     5. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on and effective as of the day first above written.


                                    BRAZOS, INC.
                                    (a Texas corporation)

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________
                                    Address:       3860 Virginia Avenue
                                                   Cincinnati, Ohio  45227
                                    Telecopy No.:  (800) 999-8673
                                    Attention:     President


                                    BANK OF AMERICA NT & SA,
                                    Doing Business as Seafirst Bank

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________
                                    Address:

                                    Telecopy No.:
                                    Attention:


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